EXHIBIT 4.1

March 25, 2008

Jeffrey Schultz
President/CEO
Secured Financial Network, Inc.
1180 SW 36th Ave., suite 204
Pompano Beach, Fl 33069

Subject: Conversion of Outstanding Note to SFNL Common Stock

Dear Mr. Schultz,

This letter will serve as official notice to Secured Financial Network, Inc. that the Melainie S. Altholtz Irrevocable Trust hereby requests conversion of our Note dated September 26, 2006 for $200,000.

In exchange for the conversion we are willing to accept the 2,000,000 shares that are currently held as collateral for the Note.  It is understood that as a condition of this conversion that the collateral shares will become freely tradable upon release from escrow.  Secured will provide whatever paperwork is necessary to immediately remove the restrictive legend.

It is also understood that as additional consideration for conversion, the Melainie S. Altholtz Trust will receive an additional 1,000,000 shares of Rule 144 Common Stock.

Respectfully,

/s/  Adam Altholtz

Adam Altholtz, Trustee
1800 Second St., Suite 758
Sarasota, Fl 34236
941.366.7473